EXHIBIT 2.1











                       AGREEMENT AND PLAN OF MERGER



                                   AMONG


                               ENRON CORP.,

                     ENRON INTERNATIONAL MERGER L.L.C.

                                    AND

                   ENRON GLOBAL POWER & PIPELINES L.L.C.


                              AUGUST 18, 1997

                             TABLE OF CONTENTS


ARTICLE I  THE MERGER

     1.1   The Merger                                      1
     1.2   Closing Date                                    2
     1.3   Consummation of the Merger                      2
     1.4   Effects of the Merger                           2
     1.5   Company Agreement                               2
     1.6   Directors and Officers                          2
     1.7   Conversion of Securities                        2
     1.8   Exchange of Certificates; Fractional Shares     3
     1.9   Taking of Necessary Action; Further Action      4

ARTICLE II REPRESENTATION AND WARRANTIES
     2.1   Representations and Warranties
           of Enron and Merger Sub                         4
     2.2   Representations and Warranties of EPP           7

ARTICLE III COVENANTS OF EPP PRIOR TO THE EFFECTIVE TIME
     3.1   Proxy and Information Statement                 8
     3.2   Meeting or Consent of Holders
           of Common Shares of EPP                         8

ARTICLE IV COVENANTS OF ENRON PRIOR TO THE EFFECTIVE TIME
     4.1   Conduct of Business by Enron Pending the Merger 8
     4.2   Registration Statement                          8
     4.3   Stock Exchange Listing                          9

ARTICLE V  ADDITIONAL AGREEMENTS
     5.1   Filings; Consents; Reasonable Efforts           9
     5.2   Expenses                                        9
     5.3   Post-Effective Time Mailing                     9
     5.4   EPP Stock Options                              10
     5.5   Indemnification                                10

ARTICLE VI CONDITIONS
     6.1   Conditions of Obligation to Each Party
           to Effect the Merger                           12
     6.2   Additional Conditions to Obligations of Enron  13
     6.3   Additional Conditions to Obligations of EPP    13

ARTICLE VII MISCELLANEOUS
     7.1   Termination                                    14
     7.2   Effect of Termination                          15
     7.3   Amendments                                     16
     7.4   Waiver                                         16
     7.5   Nonsurvival of Representations, Warranties
           and Agreements                                 16
     7.6   Public Statements                              16


                           LIST OF DEFINED TERMS

Agreement..................................................1
Enron......................................................1
Merger Sub.................................................1
EPP........................................................1
Merger.....................................................1
Common Share...............................................1
Enron Common Stock.........................................1
Delaware Law...............................................2
Surviving Company..........................................2
Closing....................................................2
Closing Date...............................................2
Effective Time.............................................2
Company Agreement..........................................2
Exchange Ratio.............................................3
Enron Material Effect......................................5
Commission.................................................6
Securities Act.............................................6
Exchange Act...............................................6
Enron Commission Filings...................................7
Enron Subsidiaries.........................................7
DLJ........................................................8
Financial Advisor..........................................8
Registration Statement.....................................9
Proxy Statement............................................9
Proxy/Registration Statement...............................9
Oversight Committee.......................................10
EPP Options...............................................11
Enron Options.............................................11
Indemnitees...............................................11
Indemnification Agreements................................11
Public Shareholders.......................................13
Fairness Opinion..........................................14

                       AGREEMENT AND PLAN OF MERGER


     This Agreement and Plan of Merger, dated as of the 18th day of August, 1997 (the "AGREEMENT"), is among Enron Corp., an Oregon corporation ("ENRON"), Enron International Merger L.L.C., a newly-formed Delaware limited liability company and a wholly-owned subsidiary of Enron ("MERGER SUB"), and Enron Global Power & Pipelines L.L.C., a Delaware limited liability company ("EPP").

                                 RECITALS:

     The Board of Directors of EPP has determined that a business combination to be effected by means of a merger of Merger Sub with and into EPP (the "MERGER") is in the best interests of EPP and its shareholders and has approved and adopted this Agreement and recommended approval and adoption of this Agreement by the shareholders of EPP.

     The Board of Directors of Enron has determined that the business combination to be effected by means of the Merger is in the best interests of Enron and its shareholders and has approved and adopted this Agreement.

     Upon the terms and subject to the conditions of this Agreement, Merger Sub will merge with and into EPP and EPP will be the Surviving Company, and pursuant thereto, each issued and outstanding common share of EPP ("COMMON SHARE") not owned directly or indirectly by Enron will be converted into the right to receive shares of common stock, no par value, of Enron ("ENRON COMMON STOCK").

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

                                 ARTICLE I

                                THE MERGER

     1.1 THE MERGER. Subject to and in accordance with the terms and conditions of this Agreement and in accordance with Section 18-209 of the Delaware Limited Liability Company Act and all other applicable provisions of the laws of the State of Delaware ("DELAWARE LAW"), at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into EPP. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and EPP shall continue as the surviving company (sometimes referred to herein as the "SURVIVING COMPANY"), and all the properties (real, personal and mixed), rights, privileges, powers and franchises of EPP and Merger Sub shall vest in the Surviving Company, without any transfer or assignment having occurred, and all debts, liabilities and duties of EPP and Merger Sub shall attach to the Surviving Company, all in accordance with Delaware Law.

     1.2 CLOSING DATE. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Enron, 1400 Smith Street, Houston, Texas 77002, as soon as practicable after the satisfaction or waiver of the conditions set forth in Article VI or at such other time and place and on such other date as Enron, Merger Sub and EPP shall agree; provided, that the closing conditions set forth in Article VI shall have been satisfied or waived at or prior to such time. The date on which the Closing occurs is herein referred to as the "CLOSING DATE."

     1.3 CONSUMMATION OF THE MERGER. As soon as practicable on the Closing Date, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of Delaware a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of Delaware Law. The "EFFECTIVE TIME" of the Merger as that term is used in this Agreement shall mean such time as the certificate of merger is duly filed with the Secretary of State of Delaware or at such later time (not to exceed 90 days from the date the certificate is filed) as is specified in the certificate of merger pursuant to the agreement of Enron, Merger Sub and EPP.

     1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the applicable provisions of Delaware Law.

     1.5 COMPANY AGREEMENT. The Amended and Restated Limited Liability Company Agreement of EPP (the "COMPANY AGREEMENT"), as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Company and thereafter shall continue to be its limited liability company agreement until amended as provided therein and pursuant to Delaware Law.

     1.6 DIRECTORS AND OFFICERS. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company at and after the Effective Time, each to hold office in accordance with the Company Agreement of the Surviving Company, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company at and after the Effective Time, in each case until their respective successors are duly elected or appointed and qualified.

     1.7 CONVERSION OF SECURITIES. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Enron, EPP, Merger Sub or their shareholders:

          (a) Each EPP Common Share issued and outstanding immediately prior to the Effective Time, other than any EPP Common Share which remains outstanding and unchanged pursuant to Section 1.7(b), shall be converted into the right to receive a number of shares of Enron Common Stock calculated by dividing (x) $35.00 by (y) the Average Daily Price of the Enron Common Stock, with the result rounded down to the nearest ten thousandth (the "EXCHANGE RATIO"). As used herein, the "Average Daily Price of the Enron Common Stock" means the average of the closing prices, regular way, per share of the Enron Common Stock as reported on the New York Stock Exchange Composite Tape during the 20 consecutive trading days ending on the day prior to the Closing Date; provided, however, that no fractional shares of Enron Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made in accordance with Section 1.8(d) hereof.

          (b) Each Common Share owned by Merger Sub, Enron or any direct or indirect wholly-owned subsidiary of Enron immediately prior to the Effective Time shall remain outstanding and unchanged and no payment shall be made with respect thereto.

          (c) Each common share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one Common Share of EPP.

     1.8  EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES.

          (a) As soon as practicable after the Effective Time, each holder of a certificate that prior thereto represented Common Shares and who is entitled to receive Enron Common Stock upon consummation of the Merger shall be entitled, upon surrender thereof to Enron or its transfer agent, to receive in exchange therefor, as applicable, a certificate or certificates representing the number of whole shares of Enron Common Stock into which the EPP Common Share so surrendered shall have been converted as aforesaid, in such denominations and registered in such names as such holder may request. Each holder of EPP Common Shares who would otherwise be entitled to a fraction of a share of Enron Common Stock shall, upon surrender of the certificates representing such shares held by such holder to Enron or its transfer agent, be paid an amount in cash in accordance with the provisions of
     Section 1.8(d). Until so surrendered and exchanged, each certificate that prior to the Effective Time represented Common Shares shall represent solely the right to receive Enron Common Stock and cash in lieu of fractional shares, if any. Unless and until any such certificates shall be so surrendered and exchanged, no dividends or other distributions payable to the holders of Enron Common Stock of record as of any time on or after the Effective Time shall be paid to the holders of such certificates that prior to the Effective Time represented Common Shares; provided, however, that, upon any such surrender and exchange of such certificates, there shall be paid to the record holders of the certificates issued and exchanged therefor the amount, without interest thereon, of dividends and other distributions, if any, that theretofore were declared and became payable to holders of record of Enron Common Stock at or after the Effective Time with respect to the number of whole shares of Enron Common Stock issued to such holder.

          (b) All shares of Enron Common Stock issued upon the surrender for exchange of certificates that prior to the Effective Time represented Common Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.8(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Common Shares. If, after the Effective Time, certificates which prior to the Effective Time represented Common Shares are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article I.

          (c) If any certificate for shares of Enron Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to Enron or its transfer agent any transfer or other taxes required by reason of the issuance of a certificate for shares of Enron Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Enron or its transfer agent that such tax has been paid or is not payable.

          (d) No fraction of a share of Enron Common Stock shall be issued, but in lieu thereof each holder of EPP Common Shares who would otherwise be entitled to a fraction of a share of Enron Common Stock shall, upon surrender of the certificate formerly representing EPP Common Shares held by such holder to Enron or its transfer agent, be paid an amount in cash equal to the value of such fraction of a share based upon the Average Daily Price of the Enron Common Stock. No interest shall be paid on such amount. All EPP Common Shares held by a record holder shall be aggregated for purposes of computing the number of shares of Enron Common Stock to be issued pursuant to this
     Article I and cash in lieu of fractional shares payable  hereunder.

          (e) None of Enron, Merger Sub or EPP or their transfer agents shall be liable to a holder of the Common Shares for any amount properly paid to a public official pursuant to applicable property, escheat or similar laws.

     1.9 TAKING OF NECESSARY ACTION; FURTHER ACTION. The parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of EPP or Merger Sub, such parties shall direct their respective officers, directors and managers to take all such lawful and necessary action.


                                ARTICLE II

                      REPRESENTATIONS AND WARRANTIES

     2.1 REPRESENTATIONS AND WARRANTIES OF ENRON AND MERGER SUB. Enron and Merger Sub hereby jointly and severally represent and warrant to EPP that:

          (a) AUTHORIZATION AND VALIDITY OF AGREEMENT. Enron and Merger Sub are duly organized, validly existing and in good standing under the laws of the jurisdiction in which they are chartered or organized and have all requisite corporate or limited liability company power and authority, and have been duly authorized by all necessary regulatory approvals and orders to own, lease and operate their respective assets and properties and to carry on their respective businesses as now being conducted other than such regulatory approvals and orders the failure to obtain which would not, when taken together with all other such failures, have a material adverse effect on the financial condition, results of operation or business of Enron and its consolidated subsidiaries, taken as a whole (an "ENRON MATERIAL EFFECT"), and are duly qualified and in good standing to do business in each jurisdiction in which the nature of their respective business or the ownership or leasing of their respective assets and properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing would not have an Enron Material Effect. Enron and Merger Sub have all requisite corporate or limited liability company power and authority to enter into this Agreement and to perform their obligations hereunder. The execution and delivery by Enron and Merger Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action. This Agreement has been duly executed and delivered by Enron and Merger Sub and is the valid and binding obligation of Enron and Merger Sub, enforceable against Enron and Merger Sub in accordance with its terms.

          (b) NO APPROVALS OR NOTICES REQUIRED; NO CONFLICT WITH INSTRUMENTS TO WHICH ENRON OR MERGER SUB IS A PARTY. Neither the execution and delivery of this Agreement nor the performance by Enron or Merger Sub of its obligations hereunder, nor the consummation of the transactions contemplated hereby by Enron and Merger Sub, will (i) conflict with the charter or bylaws of Enron or the Limited Liability Company Agreement of Merger Sub; (ii) assuming satisfaction of the requirements set forth in clause (iii) below, violate any provision of law applicable to Enron or Merger Sub; (iii) except for (A) requirements of federal or state securities laws, (B) requirements of notice filings in such foreign jurisdictions as may be applicable, and
     (C) the filing of a certificate of merger by Merger Sub in accordance with Delaware Law, require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to Enron or Merger Sub; or (iv) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon any properties, assets or business of Enron or Merger Sub under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Enron or Merger Sub is a party or by which Enron or Merger Sub or any of its or their assets or properties is bound or encumbered, except (A) those that have already been given, obtained or filed, and (B) those that, in the aggregate, would not have an Enron Material Effect.

          (c) COMMISSION FILINGS; FINANCIAL STATEMENTS. Enron and Merger Sub have filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, required by the Securities and Exchange Commission (the "COMMISSION") under the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"). All reports, registration statements and other documents (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by Enron with the Commission since January 1, 1992, through the date of this Agreement, together with any amendments thereto, are sometimes collectively referred to as the "ENRON COMMISSION FILINGS." Enron has heretofore delivered to EPP copies of the Enron Commission Filings. As of the respective dates of their filing with the Commission, the Enron Commission Filings complied in all material respects with, and any reports, registration statements and other documents (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by Enron with the Commission after the date hereof will comply in all material respects with, applicable provisions of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder, and did not contain (or, in the case of documents filed by Enron with the Commission after the date hereof, will not contain) any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          Each of the consolidated financial statements (including any related notes or schedules) included in the Enron Commission Filings was prepared, and the consolidated financial statements (including any related notes or schedules) to be included in any reports, registration statements and other documents filed by Enron with the Commission after the date hereof will be prepared, in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto) and complied in all material respects with all applicable rules and regulations of the Commission. Such consolidated financial statements fairly present (or, in the case of the consolidated financial statements included in filings by Enron with the Commission after the date hereof, will fairly present) the consolidated financial position of Enron and its consolidated subsidiaries (the "ENRON SUBSIDIARIES") as of the dates thereof and the results of operations, cash flows and changes in shareholders' equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments on a basis comparable with past periods).

          (d) CONDUCT OF  BUSINESS  IN  THE  ORDINARY  COURSE;  ABSENCE  OF
     CERTAIN CHANGES AND EVENTS. Since December 31, 1996, except as contemplated by this Agreement or as disclosed in the Enron Commission Filings, Enron and the Enron Subsidiaries have conducted their business only in the ordinary and usual course, and there has not been any material adverse change in the financial condition, results of operations or business of Enron and the Enron Subsidiaries, taken as a whole, or any condition, event or development that reasonably may be expected to result in any such material adverse change.

          (e) CAPITALIZATION. The authorized capital stock of Enron and the number of shares of each class or series of capital stock outstanding are as set forth in the Enron Commission Filings, other than issuances of Enron Common Stock in the ordinary course of business in an aggregate immaterial amount since the most recent Enron Commission Filing containing information regarding capitalization. All of the issued and outstanding shares of the capital stock of Enron are validly issued, fully paid and nonassessable and free of preemptive rights. Except as disclosed in the Enron Commission Filings or grants of options and commitments in the ordinary course of business covering in the aggregate an immaterial amount of shares of Enron Common Stock since the date of the most recent Enron Commission Filing containing information regarding options and commitments in respect of capital stock, as of the date hereof there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Enron to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock or other voting securities of Enron or obligating Enron to grant, extend or enter into any such arrangement or commitment.

          (f) BROKERS  AND  FINDERS.   Except  for  the  fees  and expenses
     payable to Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), which fees are reflected in its agreement with Enron (a copy of which has been delivered to EPP), Enron has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Enron to pay any finder's fees, brokerage or agent commissions or other like payment in connection with the transactions contemplated hereby. Except for the fees and expenses paid or payable to DLJ, there are no claims for payment by Enron of any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

          (g) INTERIM OPERATIONS OF MERGER SUB. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     2.2 REPRESENTATIONS AND WARRANTIES OF EPP. EPP hereby represents and warrants to Enron and Merger Sub that:

          (a) BROKERS AND FINDERS. Except for the fees and expenses payable to Dillon, Read & Co. Inc. (the "FINANCIAL ADVISOR"), which fees are reflected in its agreement with EPP (a copy of which has been delivered to Enron), EPP has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of EPP to pay any finder's fees, brokerage or agent commissions or other like payment in connection with the transactions contemplated hereby. Except for the fees and expenses paid or payable to the Financial Advisor, there are no claims for payment by EPP of any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.


                                ARTICLE III

               COVENANTS OF EPP PRIOR TO THE EFFECTIVE TIME

     3.1 PROXY AND INFORMATION STATEMENT. Promptly after the date of this Agreement, EPP shall cooperate with Enron in preparing for filing by Enron with the Commission under the Securities Act a Registration Statement on Form S-4 (the "REGISTRATION STATEMENT"), and shall cooperate with Enron in preparing and shall file under the Exchange Act a proxy or information statement with respect to the consent solicitation or meeting of holders of Common Shares of EPP referred to in Section 3.2 (the "PROXY STATEMENT," and together with the Registration Statement, the "PROXY/REGISTRATION STATEMENT"). Subject to the fiduciary duty of the Board of Directors of EPP under Delaware Law, the Proxy Statement shall contain the recommendation of the Board of Directors of EPP that the shareholders of EPP vote or consent to approve and adopt this Agreement. EPP will advise Enron promptly in writing if prior to the Effective Time it shall obtain knowledge of any facts that would make it necessary to amend or supplement the Proxy Statement (or the Registration Statement of which the Proxy Statement is a part) in order to make the statements therein, in light of the circumstances under which they were made, not misleading or to comply with applicable law.

     3.2 MEETING OR CONSENT OF HOLDERS OF COMMON SHARES OF EPP. Subject to the fiduciary duty of the Board of Directors of EPP under Delaware Law, EPP shall promptly take all action reasonably necessary in accordance with Delaware Law and the EPP Company Agreement to solicit from the holders of its Common Shares consents to this Agreement and the Merger or to call a meeting of holders of its Common Shares to consider and vote upon the adoption and approval of this Agreement and the Merger.

                                ARTICLE IV

              COVENANTS OF ENRON PRIOR TO THE EFFECTIVE TIME

     4.1 CONDUCT OF BUSINESS BY ENRON PENDING THE MERGER. Enron covenants and agrees that, from the date of this Agreement until the Effective Time, unless EPP shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement, the business of Enron and the Enron
Subsidiaries  shall  be  conducted   only  in,  and  Enron  and  the  Enron
Subsidiaries shall not take any action except in, the ordinary course of business.

     4.2 REGISTRATION STATEMENT. Promptly after the date of this Agreement, Enron will file the Registration Statement with the Commission under the Securities Act with respect to the offering, sale and delivery of the shares of Enron Common Stock to be issued pursuant to the Merger; and Enron will use its reasonable efforts to cause such Registration Statement to become effective as soon as practicable after filing. Enron agrees that the Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the respective rules and regulations adopted thereunder, and will not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein not misleading. Enron will advise EPP in writing if prior to the Effective Time it shall obtain knowledge of any fact that would, in its opinion, make it necessary to amend or supplement the Registration Statement in order to make the statements therein not misleading or to comply with applicable law.

     4.3 STOCK EXCHANGE LISTING. Enron shall use all reasonable efforts to cause the shares of Enron Common Stock to be issued in the Merger or upon exercise of the Enron Options granted pursuant to Section 5.4 to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date.


                                 ARTICLE V

                           ADDITIONAL AGREEMENTS

     5.1 FILINGS; CONSENTS; REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, EPP and Enron shall (i) make all necessary filings with respect to the Merger and this Agreement under the Securities Act, the Exchange Act and applicable blue sky or similar securities laws and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto; (ii) obtain all consents, waivers, approvals,  authorizations  and  orders  required  in connection  with  the authorization, execution and delivery of this Agreement and the consummation of the Merger; and (iii) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

     5.2 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except that (i) expenses incurred in connection with printing and mailing the Registration Statement and the Proxy Statement shall be shared equally by Enron and EPP, and (ii) all fees and expenses payable to the Financial Advisor and all legal fees and expenses incurred by the Oversight Committee of the Board of Directors of EPP (the "OVERSIGHT COMMITTEE") shall be paid by Enron; PROVIDED, HOWEVER, that if this Agreement shall have been terminated pursuant to Section 7.1 as a result of the willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, such breaching party shall pay the costs and expenses of the other parties in connection with the transactions contemplated by this Agreement.

     5.3 POST-EFFECTIVE TIME MAILING. As soon as practicable following the Effective Time, Enron will cause to be mailed to each holder of certificates that represented EPP Common Shares immediately prior to the Effective Time, at such holder's address as it appears on EPP's share transfer records, a letter of transmittal and other information advising such holder of the consummation of the Merger along with information and instructions to enable such holder to effect the exchange of share certificates as contemplated by Article I of this Agreement.

     5.4 EPP STOCK OPTIONS. EPP covenants and agrees to use its best efforts to take all action necessary to provide for the exchange of the outstanding options to purchase shares of Enron Common Stock held by employees  or  directors  of  EPP  ("EPP OPTIONS")  as  described  in  this
Section 5.4. Subject to the consummation of the Merger and effective at the Effective Time, all then outstanding EPP Options shall be canceled in exchange for the number of options to purchase shares of Enron Common Stock (the "ENRON OPTIONS") calculated by multiplying (x) the number of shares covered by EPP Options by (y) the Exchange Ratio. The exercise price per share of the Enron Options shall be calculated by dividing (i) the exercise price per share of the EPP Options by (ii) the Exchange Ratio. The Enron Options will maintain the same vesting provisions (other than vesting provisions dependent upon the financial performance of EPP, which shall be revised as determined by the Compensation Committee of the Board of Directors of Enron) and exercise term as, and shall otherwise have terms substantially similar to, the EPP Options; PROVIDED, HOWEVER, that upon consummation of the Merger the Enron Options held as a result of the Merger by officers, directors and employees of EPP who are involuntarily terminated by Enron or one of its subsidiaries on the date of the Effective Time will become 100% vested. All outstanding options to purchase Common Shares of EPP held by Enron shall be canceled upon consummation of the Merger. Enron covenants and agrees to issue the Enron Options, to reserve and make available for issuance upon exercise of the Enron Options all shares of Enron Common Stock covered thereby and to amend its Registration Statement on Form S-8, if required, or file a new registration statement to cover the additional shares of Enron Common Stock subject to Enron Options, if required.

     5.5  INDEMNIFICATION.

          (a)  EXISTING  INDEMNITIES.   Enron  agrees  that  all rights  to
     indemnification now existing or hereafter arising in favor of "INDEMNITEES" (such term to have the same meaning herein as defined in the Company Agreement) as provided in the Company Agreement as in effect on the date hereof or pursuant to other agreements (including the Indemnification Agreements between EPP and certain current and former officers and directors of EPP (the "INDEMNIFICATION AGREEMENTS")) in effect on the date hereof shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time, PROVIDED that, if any claim is asserted or made within such six-year period, all rights to indemnification in respect of any such claim shall continue until final disposition of any and all such claims. Consistent with the foregoing, for a period of at least six years from the Effective Time, the limited liability company agreement of the Surviving Company shall contain the provisions with respect to indemnification set forth in the Company Agreement, which provisions shall not be amended, repealed or otherwise modified during such six-year period in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were Indemnitees.

          (b) ENRON INDEMNITY. To the fullest extent permitted by applicable law, Enron will, for a period of six years from and after the Effective Time, indemnify and hold harmless each Indemnitee with respect to all acts and omissions occurring before the Effective Time that are based on or arise out of the Indemnitee's service to EPP in his capacity as such, including all acts or omissions in connection with this Agreement and the Merger, to the extent provided by whichever of the following is most favorable to the Indemnitee: (i) any Indemnification Agreement or any other indemnification policy, practice, contract or other arrangement that EPP has with its directors at the date of this Agreement (copies of which have previously been furnished to Enron), (ii) indemnification provisions in Enron's then-existing certificate of incorporation or bylaws and
     (iii) any other then-existing indemnification policy, practice, contract or other arrangement that Enron has with its directors.

          (c) INSURANCE. From and after the date hereof and for six years from the Effective Time, Enron or the Surviving Company, as the case may be, shall maintain (and Enron shall cause the Surviving Company to maintain, if not maintained by Enron) continuously in effect directors' and officers' liability insurance covering those persons who are currently covered by Enron's directors' and officers' liability insurance policy applicable to officers and directors of EPP for actions taken or omissions occurring at or prior to the Effective Time on terms that in the aggregate are not less favorable to such persons than the terms of such current insurance coverage; PROVIDED that Enron or the Surviving Company may substitute therefor policies of at least the same coverage containing terms that are no less advantageous with respect to matters occurring at or prior to the Effective Time to the extent such liability insurance can be maintained annually at a cost to Enron or the Surviving Company not greater than 200 percent of the current annual premiums for the policies currently maintained by Enron for its directors' and officers' liability insurance applicable to the officers and directors of EPP; PROVIDED FURTHER, that if such insurance cannot be so maintained or obtained at such cost, Enron or the Surviving Company shall maintain or obtain a policy providing the best coverage available, as determined by the Board of Directors of Enron, for a premium not exceeding 200 percent of the current annual premiums of Enron for its directors' and officers' liability insurance applicable to the officers and directors of EPP. In addition, the Surviving Company shall reasonably compensate (and Enron shall cause the Surviving Company to reasonably compensate) any current or former director or officer of EPP for his time required to be spent when not a full-time employee of Enron or any subsidiary entity controlled by Enron, as the case may be, in connection with any third-party litigation or other proceeding arising out of this Agreement or the transactions contemplated hereby.

          (d) BENEFIT OF PROVISIONS. The provisions of this Section 5.5 are expressly for the benefit of the current and former directors and officers of EPP, shall be enforceable by each of them, and shall survive the consummation of the Merger. If the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers all of substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company assume the obligations of the Surviving Company set forth in this Section 5.5.


                                ARTICLE VI

                                CONDITIONS

     6.1 CONDITIONS OF OBLIGATION TO EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) This Agreement shall have been approved and adopted by (i) the requisite vote or consent of the shareholders of EPP, as may be required by law and by the rules of the New York Stock Exchange and
     (ii) the vote of the holders of a majority of the Common Shares held by shareholders other than Enron or any subsidiary entity controlled by Enron (the "PUBLIC SHAREHOLDERS") and voted at a special meeting of shareholders called to vote on the Merger;

          (b) No order shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the Merger;

          (c) The Registration Statement shall be effective on the Closing Date, and all post-effective amendments filed shall have been declared effective or shall have been withdrawn; and no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the Commission;

          (d) Enron and EPP shall obtain any and all material permits, approvals and consents of securities or blue sky commissions of any jurisdiction, and of any other governmental body or agency, that reasonably may be deemed necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would have a material adverse effect on the business, financial condition or results of operations of Enron, the Surviving Company and their subsidiaries, taken as a whole after consummation of the Merger;

          (e) The shares of Enron Common Stock issuable upon consummation of the Merger and the shares of Enron Common Stock issuable upon exercise of any Enron Options shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

          (f) All approvals of private persons or entities, (i) the granting of which is necessary for the consummation of the Merger or the transactions contemplated in connection therewith and (ii) the non-receipt of which would have a material adverse effect on the business, financial condition or results of operations of Enron, the Surviving Company and their subsidiaries, taken as a whole after the consummation of the Merger, shall have been obtained;

          (g) the Financial Advisor shall have delivered to the Oversight Committee a written opinion to the effect that the consideration to be paid to the Public Shareholders in connection with the Merger is fair to the Public Shareholders from a financial point of view (the "FAIRNESS OPINION"), and such opinion shall not have been withdrawn or adversely modified; and

          (h) the recommendation of the Oversight Committee made to the Board of Directors of EPP shall not have been withdrawn or adversely modified.

     6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF ENRON. The obligation of Enron to effect the Merger is, at the option of Enron, also subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a)  The representations  and  warranties  of  EPP  contained  in
     Section 2.2 shall be accurate in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties had been made at and as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by EPP on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Closing Date and signed by the Chairman of the Board or President of EPP shall have been delivered to Enron;

          (b) Since the date of this Agreement, no material adverse change in the financial condition, results of operations or business of EPP and its subsidiaries, taken as a whole, shall have occurred, and EPP and its subsidiaries shall not have suffered any damage, destruction or loss materially adversely affecting the properties or business of EPP and its subsidiaries, taken as a whole, and Enron shall have received a certificate signed by the Chairman of the Board or President of EPP dated the Closing Date to such effect; and

          (c) Since the date of the Agreement, the Dow Jones Industrial Average shall not have closed below 6000 for a period of more than seven days in any ten consecutive trading day period.

     6.3  ADDITIONAL CONDITIONS TO OBLIGATIONS OF EPP.   The  obligation of
EPP to effect the Merger is, at the option of EPP, also subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) The representations and warranties of Enron and Merger Sub contained in Section 2.1 shall be accurate in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties had been made at and as of that time; all the terms, covenants and conditions of this Agreement to be complied with and performed by Enron on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Closing Date and signed by the Chairman of the Board, President or Executive Vice President and Chief of Staff or any Senior Vice President of Enron shall have been delivered to EPP;

          (b) Since the date of this Agreement, no material adverse change in the results of operations, financial condition or business of Enron and the Enron Subsidiaries, taken as a whole, shall have occurred, and Enron and the Enron Subsidiaries shall not have suffered any damage, destruction or loss materially adversely affecting the properties or business of Enron and the Enron Subsidiaries, taken as a whole, and EPP shall have received a certificate signed by the Chairman of the Board, President or Executive Vice President and Chief of Staff or any Senior Vice President of Enron dated the Closing Date to such effect; and

          (c) EPP shall have received from counsel to Enron an opinion dated the Closing Date covering the matters set forth in Exhibit A.


                                ARTICLE VII

                               MISCELLANEOUS

     7.1 TERMINATION. This Agreement may be terminated and the Merger and the other transactions contemplated herein may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the holders of Common Shares of EPP:

          (a) by mutual consent of Enron and EPP;

          (b) by either Enron or EPP if the Merger has not been effected on or before December 31, 1997, PROVIDED, HOWEVER, that this Agreement may be extended by written notice of either Enron or EPP to a date not later than March 31, 1998, if the Merger shall not have been consummated as a direct result of Enron or EPP having failed by December 31, 1997 to receive all required regulatory approvals or consents with respect to the Merger;

          (c) by Enron upon a breach of any covenant or agreement on the part of EPP set forth in this Agreement, such that the conditions set forth in Section 6.2(a) of this Agreement would be incapable of being satisfied by March 31, 1998; provided that in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 7.1(c);

          (d) by EPP upon a breach of any representation, warranty, covenant or agreement on the part of Enron or Merger Sub set forth in this Agreement, or if any representation or warranty of Enron or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) of this Agreement would be incapable of being satisfied by March 31, 1998; provided that in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 7.1(d);

          (e) by either Enron or EPP if a final, unappealable order of a judicial or administrative authority of competent jurisdiction to restrain, enjoin or otherwise prevent a consummation of this Agreement or the transactions contemplated in connection herewith shall have been entered;

          (f) by Enron if (i) since the date of this Agreement there has been a material adverse change in the results of operations, financial condition or business of EPP and its subsidiaries, taken as a whole,
     (ii) since the date of the Agreement, the Dow Jones Industrial Average shall have closed below 6000 for a period of more than seven days in any ten consecutive trading day period or (iii) there has been a material breach of any covenant set forth in this Agreement by EPP which breach has not been cured within 30 days following receipt by EPP of notice of such breach;

          (g) by EPP if (i) since the date of this Agreement there has been a material adverse change in the results of operations, financial condition or business of Enron and the Enron Subsidiaries, taken as a whole, or (ii) there has been a material breach of any representation or warranty or covenant set forth in this Agreement by Enron which breach has not been cured within 30 days following receipt by Enron of notice of such breach.

     The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement. Unless such termination shall be waived by Enron, Merger Sub and EPP, this Agreement shall be terminated and the Merger and the other transactions contemplated herein shall be terminated if either the Fairness Opinion or the recommendation of the Oversight Committee previously made to the EPP Board of Directors to approve this Agreement shall have been withdrawn or adversely modified.

     7.2  EFFECT OF TERMINATION.

          (a) Except as provided in Section 5.2 of this Agreement, in the event of any termination of this Agreement pursuant to Section 7.1, this Agreement shall be forthwith become void, there shall be no liability on the part of Enron, any Enron Subsidiaries or EPP to the other party and all rights and obligations of each party hereto shall cease, except that nothing herein shall relieve any party of any liability for (i) any breach of such party's covenants or agreements contained in this Agreement, or (ii) any willful breach of such party's representations or warranties contained in this Agreement.

     7.3 AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; PROVIDED, HOWEVER, that, after approval of the Merger by the shareholders of EPP, no amendment, which under applicable law may not be made without the approval of the shareholders of EPP, may be made without such approval. This Agreement may not be amended except by a written instrument signed by the parties hereto, provided that after this Agreement has been approved and adopted by the holders of Common Shares of EPP, this Agreement may be amended only as may be permitted by applicable provisions of Delaware Law.

     7.4 WAIVER. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other party with any of the agreements or conditions contained herein. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived. Any provision of this Agreement may be waived at any time by the party that is, or whose shareholders are, entitled to the benefits thereof. Any extension or waiver shall be valid only if set forth in writing in an instrument signed by the party or parties to be bound thereby.

     7.5 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the terms of Article I, Article V and this Article VII.

     7.6 PUBLIC STATEMENTS. EPP and Enron agree to consult with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or applicable stock exchange policy.

     7.7  ASSIGNMENT.   This  Agreement  shall  inure to the benefit of and
will be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns. Except as set forth in this Agreement, this Agreement shall not be assignable by the parties hereto.

     7.9  NOTICES.   All  notices,  requests,  demands,  claims  and  other
communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered in person or by courier, (ii) sent by telecopy or facsimile transmission, answer back requested, or (iii) mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

          if to EPP: Enron Global Power & Pipelines L.L.C.
                         333 Clay Street, Suite 1800
                         Houston, Texas 77002
                         Attention:  Chairman of the Board and Chairman
                                   of the Oversight Committee

          if to Enron:   Enron Corp.
                         1400 Smith Street
                         Houston, Texas 77002-7369
                         Attention:  Executive  Vice President and Chief of
Staff

or to such other address as any party shall have furnished to the other by notice given in accordance with this Section 7.9. Such notices shall be effective, (i) if delivered in person or by courier, upon actual receipt by the intended recipient, (ii) if sent by telecopy or facsimile transmission, when the answer back is received, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

     7.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Delaware without giving effect to the principles of conflicts of law thereof.

     7.10 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

     7.11 COUNTERPARTS.   This  Agreement  may be executed in counterparts,
each of which shall be an original, but all of which together shall constitute one and the same agreement.

     7.12 HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

     7.13 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof.

     7.14 PARTIES IN INTEREST. This Agreement shall be binding upon and shall inure solely to the benefit of each party hereto and, except as set forth in Sections 5.4 and 5.5, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     7.15 OVERSIGHT COMMITTEE. Any (i) amendment, termination or waiver of any condition of his Agreement by EPP, (ii) extension of the time for performance of the obligations of Enron or Merger Sub hereunder or (iii) other action to be taken by EPP's Board of Directors in connection with this Agreement, shall require the approval of a majority of the members of the Oversight Committee.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                         ENRON CORP.


                         By: /S/ EDMUND P. SEGNER, III
                         Name:  Edmund P. Segner, III
                         Title:   Executive  Vice  President  and  Chief of
Staff


                         ENRON GLOBAL POWER & PIPELINES L.L.C.


                         By: /S/ RODNEY L. GRAY
                         Name:  Rodney L. Gray
                         Title: Chairman and Chief Executive Officer

                         ENRON INTERNATIONAL MERGER L.L.C.


                         By: /S/ RODNEY L. GRAY
                         Name:  Rodney L. Gray
                         Title:  Executive Vice President


371NAT.DOC

                  EXHIBIT A - OPINION OF COUNSEL TO ENRON


     (i) Enron is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oregon and has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder and to carry on its business as now being conducted as described in the Registration Statement; Merger Sub is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to enter into this Agreement and perform its obligations hereunder and to carry on its business as now being conducted as described in the Registration Statement; and EPP is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to enter into this Agreement and perform its obligations hereunder and to carry on its business as now being conducted as described in the Registration Statement.

     (ii) the Agreement constitutes the legal valid and binding obligation of each of Enron, Merger Sub and EPP, enforceable against each such party in accordance with its terms, except (i) as such enforceability may be limited by applicable laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (ii) no opinion is expressed regarding the enforceability of provisions of the Agreement providing for indemnification by Enron of any person for violations of federal and state securities laws.

     (iii) The certificate of merger prepared for filing with the Secretary of State of Delaware complies in all material respects with the requirements of Delaware Law, and upon filing of such certificate with the Secretary of State of Delaware, the Merger will become effective in accordance with the applicable provisions of Delaware Law.

     (iv) The affirmative vote or consent of (i) the holders of a majority of the outstanding Common Shares of EPP and (ii) a majority of the Common Shares held by the Public Shareholders and voted at a special meeting of shareholders called to vote on the Merger is the only vote or consent of the holders of any class or series of shares of EPP necessary to approve the Agreement and the Merger; the consent of the sole shareholder of Merger Sub is the only vote or consent of the holders of any class or series of the shares of Merger Sub necessary to approve the Agreement and the Merger; and no vote or consent of the holders of any class or series of capital stock of Enron is necessary to approve the Agreement and the Merger.

     (v) All necessary corporate or limited liability company action on the part of Enron, Merger Sub and EPP to approve the Agreement and the Merger, and on the part of Enron for the issuance of shares of Enron Common Stock to be delivered in connection with the Merger and the Enron Options, has been validly taken.

     (vi) The Registration Statement has become effective under the Securities Act and, to the knowledge of such counsel, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for such purpose have been initiated or are pending or threatened by the Commission under the Securities Act.

     (vii) The shares of Enron Common Stock to be delivered in connection with the Merger and in connection with the Enron Options are duly authorized and reserved for issuance and, when issued in accordance with the terms and conditions of the Agreement or such Enron Options, will be validly issued, fully paid and nonassessable.

     (viii) None of Enron, Merger Sub or EPP is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     (ix) Enron is a holding company exempt from regulation under the Public Utility Holding Company Act of 1935 (other than Section 9(a)(2) thereof) pursuant to Section 3(a)(1) thereof and Rule 2 thereunder.

                                                             EXHIBIT 99.1

                                                            Carol Hensley
                                                           (713) 853-6498


ENRON CORP. AND ENRON GLOBAL POWER & PIPELINES AGREE
ON MERGER PROPOSAL; EPP DECLARES THIRD QUARTER DIVIDEND

FOR IMMEDIATE RELEASE:  Monday, August 18, 1997

HOUSTON -- Enron Corp. and Enron Global Power & Pipelines L.L.C. (EPP) jointly announced today that they have agreed to a merger whereby EPP would become a wholly-owned subsidiary of Enron in a transaction in which EPP shareholders would receive $35 per share in Enron common stock. The transaction, which is expected to be completed in the fourth quarter of 1997, is subject to the approval of a majority of the shareholders of EPP other than Enron.

On May 14, Enron and EPP announced that Enron had made an initial merger proposal of $32 per share to EPP's Oversight Committee, which is comprised of EPP's three outside board members, for evaluation with assistance from outside legal and financial advisers. The $35 per share merger price represents a 25 percent premium over the $28 trading price for EPP shares one month prior to the original merger proposal. The Oversight Committee has unanimously approved the $35 merger proposal. EPP has approximately 26 million shares outstanding, of which 12.5 million are in the public market and the remaining 13.5 million are held by Enron.

Enron expects to file shortly with the Securities and Exchange Commission
(SEC) a registration statement containing a prospectus/proxy statement whereby the shares to be issued in the merger will be offered to EPP shareholders. The exchange ratio will be determined by the average closing price of Enron common stock 20 days prior to the day of final closing, after shareholder and SEC approval.

In addition, the Board of Directors of EPP today declared a regular third quarter dividend of $0.25 per share, payable September 15, 1997 to shareholders of record August 29, 1997.

In terms of benefits, Enron and EPP management believe the proposed merger:

+ provides EPP's shareholders with the  opportunity to participate in all
of  Enron's  international  activities  across   a  broader  spectrum  of
geographical regions;

+ affords EPP shareholders the opportunity to participate in Enron's worldwide infrastructure development and merchant activities;

+ integrates EPP's manpower, skills and expertise with those in the Enron International organization;

+ permits the shareholders of both Enron and EPP to benefit from administrative cost reductions arising from the integration of EPP into Enron; and

+ simplifies the financial reporting structure of Enron.

Enron Global Power & Pipelines, majority owned by Enron, is traded on the New York Stock Exchange under the ticker symbol, "EPP." EPP's assets consist of interests in two power plants in the Philippines, power plants in Guatemala and the Dominican Republic and natural gas pipeline systems in Argentina and Colombia. EPP and Enron are parties to a purchase right agreement that requires Enron to offer EPP ownership interests in qualifying power and natural gas pipeline projects developed or acquired by Enron outside the United States, Canada and Western Europe at prices more favorable to EPP than those at which Enron would be permitted to sell the projects to any third party.

Enron Corp., one of the world's largest integrated natural gas and electricity companies with approximately $19 billion in assets, operates one of the largest natural gas transmission systems in the world; is the largest purchaser and marketer of natural gas and the largest non-regulated marketer of electricity in North America; is a leading participant in liberalized energy markets in the United Kingdom and the Nordic Countries; markets natural gas liquids worldwide; manages the largest portfolio of fixed-price natural gas risk management contracts in the world; is among the leading entities arranging new capital to the energy industry; owns a majority interest in Enron Oil & Gas Company, one of the largest independent (non-integrated) exploration and production companies in the United States; is one of the largest independent developers and producers of electricity in the world; and is a major supplier of solar and wind renewable energy worldwide. Enron's internet address is www.enron.com and its common stock is traded under the ticker symbol, "ENE."

                                   ##